UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 20, 2009

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HEARTLAND EXPRESS, INC.
(Exact name of registrant as specified in its charter)

                                             Nevada                         000-15087                                          93-0926999
                     (State of other Jurisdiction                           (Commission                                    (IRS Employer
                                                                                                          of Incorporation)                                  File Number)                                Identification No.)

                                                                                                         901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                                           52317
                                                                                                                 (Address of Principal Executive Offices)                                                    (Zip Code)

(319) 626-3600
Registrant’s Telephone Number (including area code):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On October 20, 2009, Heartland Express, Inc. announced its financial results for the quarter ended September 30, 2009.  The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

                   (d)     Exhibits

                   EXHIBIT
                   NUMBER          EXHIBIT DESCRIPTION

        99.1     Heartland Express, Inc. press release dated October 20, 2009 with respect to the Company’s financial results for the quarter ended
                             September 30, 2009.

The information contained in this report (including Items 2.02 and 9.01) and the exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act:”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The information in this report and the exhibit hereto may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Such statements are made based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual results or events may differ from those anticipated by forward-looking statements.  Please refer to the paragraph following the financial and operating information in the attached press release4 and various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risk, uncertainties, and other factors that may affect future results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                                                                      HEARTLAND EXPRESS, INC.

Date: October 20, 2009                                                               BY: /s/John P. Cosaert
                                                                                                      JOHN P. COSAERT
                                                                                                       Vice-President
                                                                                                     Finance and Treasurer

EXHIBIT INDEX

 EXHIBIT
 NUMBER          EXHIBIT DESCRIPTION
     99.1               Heartland Express, Inc. press release dated October 20, 2009 with respect to the Company’s financial results for the quarter ended
                            September 30, 2009.

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2009 and Named to Forbes 200 Best Small Companies.

NORTH LIBERTY, IOWA – October 20, 2009 – Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and nine months ended September 30, 2009.  Earnings per share decreased 15.8% to $0.16 from $0.19 in the third quarter of 2008. Net income decreased 22.5% to $14.5 million from $18.7 million in the 2008 period.  Operating revenues for the quarter decreased 33.3% to $113.4 million from $169.9 million in the third quarter of 2008. Operating revenues for the year have been impacted by the continued impact on demand due to the economic downturn and the related downward pressure on freight rates. In addition, operating revenues for the quarter and the nine month period were impacted by a reduction in fuel surcharge revenues of $26.0 million and $68.8 million, respectively, due to lower fuel prices. Operating income for the third quarter of 2009 was favorably impacted by a $5.4 million, $0.04 per share, increase in gains on disposal of property and equipment related to the Company’s fleet upgrade.

Earnings per share for the nine months ended September 30, 2009 decreased 3.8% to $0.51 from $0.53 in the compared 2008 period. Net income decreased 8.6% to $46.3 million from $50.6 million in the 2008 period.  Operating revenues for the nine months ended September 30, 2009 decreased 28.6% to $345.3 million from $483.6 million in the first nine months of 2008. Operating income for this year’s nine month period was favorably impacted by a $10.6 million, $0.08 per share, increase in gains on disposal of property and equipment related to the Company’s fleet upgrade.

Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 80.2% and a 12.8% net margin (net income as a percentage of operating revenues) in the third quarter of 2009 both improvements over the same period of the prior year.  The Company reported an operating ratio of 83.2% and an 11.0% net margin for the quarter ended September 30, 2008. The Company reported an operating ratio of 81.7% and a 13.4% net margin for the nine months ended September 30, 2009 compared to 85.7% and 10.5%, respectively, for the comparative 2008 period. The Company ended the third quarter of 2009 with cash, cash equivalents, short-term and long-term investments of $202.9 million, a $25.1 million decrease from the $228.0 million reported at December 31, 2008. This reduction is primarily attributable to the use of $45.4 million for repurchases of our stock and $50.7 million for capital expenditures.  Since the first auction failure of our auction rate securities in February 2008 the Company has received approximately $41.0 million in calls of auction rate securities at par since February 2008, of which $22.5 million has been received in 2009 including $9.0 million, received post September 30, 2009.  The Company continues to be involved with efforts to bring liquidity to our remaining long-term auction rate securities portfolio.  The Company’s balance sheet continues to be debt-free.

The Company took delivery of 690 new tractors in the third quarter of 2009 for a total of 1,151 new International Pro Star tractors in 2009.  The current fleet upgrade is expected to be completed in the fourth quarter of 2009 with the additional purchase of 449 tractors.  These tractors continue to achieve positive results through advanced aerodynamics, speed management, and idle controls. Our depreciation expense for the three and nine months ended September 30,  2009 increased by $4.0 million and $7.9 million, respectively, primarily as a result of adding new tractors and disposing of older units and an approximate 22% increase in the cost of new tractors primarily associated with new engine emission requirements.

The current recession and extended economic downturn continues to impact our nation. Excess capacity in our industry continues to exist resulting in downward pressure on freight rates and reduced demand for freight services from shippers.  The Company still has not seen any strong indicators of improvements in the demand for freight services that would increase our levels of business in the near future.  In spite of continued depressed freight demand volumes, the Company remains in an opportunistic position. Efforts continue to be focused on customer service, cost controls, and challenging ourselves to improve each department during this period of economic downturn and preparing the Company to be even better after the end of the current recession.

Fuel prices have remained relatively stable throughout the current year. During the quarter ended September 30, 2009, the U.S. average cost of fuel was $2.60 per gallon compared to $4.32 for the compared 2008 period, a 39.8% decrease. Efforts continue to effectively control the Company’s fuel cost. The primary focus is on idle hour reductions, strategic fueling decisions, and the purchase of state-of-the-art International Pro Star trucks with increased fuel economy features and idle control technology. Our fuel cost per mile decreased 42.7% and 46.2% for the three and nine months ended September 30, 2009, respectively, as compared to the same 2008 periods.

On October 14, 2009, Forbes magazine named Heartland Express one of the “Best 200 Small Companies in America.”  The Company has been recognized eighteen times during its twenty three years as a public company, and has made the list the past eight consecutive years.  In addition, the Company has now been awarded nineteen service awards thus far this year for its ability to deliver the highest quality of customer service. Customer service awards received during the quarter include the Federal Express Carrier of the Year for our third consecutive year, Federal Express Platinum Service, Schneider Logistics Carrier of the Year, Kelloggs Komplete Carrier of the Year 2008, and the United Sugars Corporation Achievement of Excellence. Also, for the seventh consecutive year the Company received the dry van Quest for Quality award from Logistics Management.

Heartland Express continues to pay a regular quarterly cash dividend.  The most recent dividend of approximately $1.8 million at the rate of $0.02 per share was paid on October 2, 2009 to shareholders of record at the close of business on September 21, 2009.  The Company has now paid cash dividends of $237.7 million over the past twenty-five consecutive quarters.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations.  Such statements are based on management’s belief or interpretation of information currently available.  These statements and assumptions involve certain risks and uncertainties.  Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
OPERATING REVENUE	$113,390	$169,935	$345,343	$483,577

OPERATING EXPENSES:

Salaries, wages, benefits	$41,755	$51,462	$128,752	$148,646

Rent and purchased transportation	2,766	4,725	8,510	14,975

Fuel	26,454	58,393	76,098	169,386

Operations and maintenance	3,618	4,051	11,972	12,367

Operating taxes and licenses	1,958	2,323	6,675	6,908

Insurance and claims	3,658	6,443	11,797	17,237

Communications and utilities	881	856	2,783	2,792

Deprecation	15,468	11,504	40,443	32,580

Other operating expenses	2,743	4,456	9,332	12,928

Gain on disposal of property & equipment	(8,321)	(2,899)	(14,178)	(3,533)

	90,980	141,314	282,184	414,286

Operating Income	22,410	28,621	63,159	69,291

Interest Income	489	1,943	1,922	7,042

Income before income taxes	22,899	30,564	65,081	76,333

Federal and state income taxes	8,392	11,841	18,818	25,715

Net income	$14,507	$18,723	$46,263	$50,618

Earnings per share	$0.16	$0.19	$0.51	$0.53

Weighted average shares outstanding	90,689	96,158	91,281	96,177

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,	December 31,
ASSETS	2009	2008
CURRENT ASSETS	(unaudited)
Cash and cash equivalents	$41,341	$56,651
Short-term investments	14,065	241
Trade receivables, net	38,063	36,803
Prepaid tires	6,800	6,449
Other current assets	4,820	2,834
Income tax receivable	3,841	-
Deferred income taxes	35,499	35,650
Total current assets	144,429	138,628

PROPERTY AND EQUIPMENT	407,134	389,561
Less accumulated depreciation	140,959	151,881
	266,175	237,680

LONG-TERM INVESTMENTS	147,489	171,122
OTHER ASSETS	10,533	10,284
	$568,626	$557,714

LIABILITIES AND STOCKHOLDERS’
EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$15,526	$10,338
Compensation & benefits	15,946	15,862
Income taxes payable	-	452
Insurance accruals	72,810	70,546
Other accruals	6,826	7,498
Total current assets	111,108	104,696

LONG-TERM LIABILITIES
Income taxes payable	30,944	35,264
Deferred income taxes	67,777	57,715
	98,721	92,979
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; authorized
5,000 shares, none issued	-	-
Capital stock; common, $0.01 par value;
Authorized 395,000 shares; issued and
Outstanding 90,689 in 2009 and 94,229
in 2008	907	942
Additional paid-in capital	439	439
Retained earnings	362,777	367,281
Accumulated other comprehensive loss	(5,326)	(8,623)
	358,797	360,039
	$568,626	$557,714